Exhibit 99.1

Contacts:	Layne Christensen Company James R. Easter Chief Financial Officer 281-475-2694 Jim.Easter@Layne.com	The Equity Group Inc. Devin Sullivan Sr. Vice President 212-836-9608 dsullivan@equityny.com

LAYNE CHRISTENSEN REPORTS FIRST QUARTER

FISCAL 2015 FINANCIAL RESULTS

Q1 FY 2015 Overview

•	Revenues of $191.2 million compared to $226.4 million in Q1 FY 2014

•	Profits at Inliner, Water Resources, and Geoconstruction offset by losses at Heavy Civil and Mineral Services.

•	Total backlog rose 12.1% to $559.7 million from Q4 FY 2014.

•	Net loss attributable to Layne Christensen Company was $27.7 million, or $(1.41) per share, compared to $23.8 million, or $(1.24) per diluted share, in Q1 FY 2014.

•	Layne is taking new steps to improve its operating results and cash flows, including evaluating its alternatives regarding under-performing assets and businesses. Layne expects to realize $12 to $20 million in annualized cost savings. Approximately 25% of the annualized savings is expected to be realized during the remainder of fiscal year 2015.

•	As of April 30, 2014, cash and cash equivalents were $21.2 million, long-term debt, excluding current maturities, was $147.9 million, and equity was $265.0 million ($13.31 per share).

“Many of the conditions that adversely impacted our results in Q4 FY 2014 carried over into Q1 FY 2015, most notably with respect to Heavy Civil and Mineral Services; however, we believe that Water Resources, Inliner, Geoconstruction and Energy Services are positioned to improve their financial performance in FY 2015. Losses persisted at Heavy Civil during Q1 FY 2015, driven by the lingering effects of weather-induced project delays creating additional costs, as well as difficulties completing certain hard-bid construction projects. These delayed projects are now underway. We are taking several steps to enhance the financial performance at Heavy Civil. Mineral Services continues to operate in a difficult environment, especially in Africa, and challenges will likely persist throughout the year. Although utilization rates have improved and longer-term fundamentals for mining remain positive, our focus at Mineral Services will be managing costs while the industry recovers. Inliner’s performance in Q1 FY 2015 bolsters our confidence that this division is on its way to producing an eighth consecutive year of record results. The outlook at Water Resources is promising, due largely to sourcing activities in water stressed regions of the country, particularly in the western United States. Geoconstruction commenced work on a portion of the $150 million in contracts signed in Q4 FY 2014 and Q1 FY 2015, and we expect stronger performance from this division this year except in Brazil. Our Energy Services business continues to gain traction in the areas of product development and implementation, and new contracts. Our water sourcing and transfer businesses are operating at 100% of available capacity for the first time and we expect growth in treatment revenues soon. This division is expected to reach an annual revenue run rate of approximately $20 million in Q3 FY 2015. Backlog rose in each of our divisions when compared to Q4 FY 2014. Layne is taking steps to improve its operating results and cash flows including evaluating its alternatives regarding under-performing assets and business. Our goal is to eliminate $12—$20 million of operating expenses annually and reduce our exposure to under-peforming businesses and geographic areas. We are currently pursuing approximately $200 million of One Layne projects with expected start dates in the next year.”

- Rene J. Robichaud, President and Chief Executive Officer

Financial Data	Three Months		%
(000’s, except per share data)	4/30/14	4/30/13	Change
Revenues
—Water Resources	$43,126	$44,412	(2.9)
—Inliner	33,483	30,280	10.6
—Heavy Civil	49,418	73,840	(33.1)
—Geoconstruction	32,595	21,587	51.0
—Mineral Services	29,488	54,404	(45.8)
—Energy Services	2,828	1,793	57.7
—Other	3,943	4,933	(20.1)
—Intersegment eliminations	(3,641)	(4,803)	(24.2)

Total revenues	$191,240	$226,446	(15.5)
Net loss from continuing operations attributable to Layne Christensen Company	$(27,727)	$(24,196)	14.6
Diluted loss per share—continuing operations	$(1.41)	$(1.24)	13.9
Net loss attributable to Layne Christensen Company	$(27,727)	$(23,779)	16.6
Diluted loss per share	$(1.41)	$(1.22)	15.8

-more-

THE WOODLANDS, TEXAS, Monday, June 16, 2014 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2015 first quarter (Q1 FY 2015) ended April 30, 2014. A discussion of results of operations by division is presented below.

Revenues for Q1 FY 2015 decreased by $35.2 million, or 15.5%, to $191.2 million from $226.4 million in the same period last year. Higher revenues at Inliner, Geoconstruction, and Energy Services were more than offset by revenue declines at Mineral Services , Heavy Civil, and, to a lesser extent, Water Resources.

Pre-tax income at Inliner for Q1 FY 2015 more than doubled to $4.8 million, Water Resources reported a pre-tax profit of $1.8 million, and Geoconstruction reported its second consecutive profitable quarter, representing a $7.0 million improvement from Q1 FY 2014. The performance of these divisions, however, was more than offset by pre-tax losses of $8.6 million at Heavy Civil, $3.8 million at Mineral Services, and $0.7 million at Energy Services. Unallocated corporate expenses increased by $1.8 million from Q1 FY 2014 and interest expense rose by $3.6 million from the same period last year.

Net loss attributable to Layne for Q1 FY 2015 was $27.7 million, or $(1.41) per share as compared to a net loss attributable to Layne of $23.8 million, or ($1.22) per share, in the same period last year.

Cost of revenues decreased by $27.4 million, or 14.5%, to $162.2 million from $189.6 million in last year’s first fiscal quarter, the result of lower direct costs and lower field expenses caused by a decline in revenues. As a percentage of revenues, these costs were 84.8% in Q1 FY 2015 compared to 83.7% in Q1 FY 2014.

Selling, general and administrative expenses declined by 16.9% to $34.9 million from $41.9 million for the same period last year, the result of lower compensation expenses, relocation costs, and legal fees, offset by higher consulting and insurance costs.

Depreciation and amortization decreased 8.8% to $13.9 million from $15.3 million for the same period last year, due to reduced capital expenditures in FY2014 and FY2015.

Equity in losses of affiliates decreased to $(0.1) million from $(0.5) million in last year’s first quarter, due to the continuing impact of the global decline in mineral exploration.

Interest expense in Q1 FY 2015 of $4.9 million increased from $1.3 million in last year’s first quarter. As previously announced, Layne issued Convertible Notes during FY 2014, and executed an ABL facility and terminated its previous Credit Agreement during Q1 FY 2015. Included in interest expense for Q1 FY 2015 was a $1.1 million write-off of the remaining fees associated with the Company’s prior Credit Agreement. Also included was amortization of the deferred financing fees associated with the issuance of the Convertible Notes and the execution of the ABL facility, which totaled $0.2 million.

Other income declined to $0.1 million from $3.8 million in last year’s first quarter. For Q1 FY 2014, other income consisted primarily of gains on sales of non-core assets in the amount of $3.4 million.

Income tax expense from continuing operations of $2.2 million declined from $5.8 million in last year’s first quarter. During Q1 FY 2015, no tax benefit was recorded on the domestic losses and certain foreign losses due to valuation allowances provided as the related deferred tax assets. During Q1 FY 2014, Layne recorded a valuation allowance charge of $8.0 million against prior year foreign tax credit carryforwards.

On June 12, 2014, the Board of Directors approved management’s plan to implement a series of short-term and long-term cost cutting actions in order to improve Layne’s liquidity and results of operations. These actions include cost containment measures, working capital management, and a strategic review of under-performing assets and operations. These actions are expected to generate annual savings of $12 million to $20 million. Management believes this plan will assist Layne to have sufficient funds and adequate financial resources available to meet its anticipated liquidity needs. The timing and costs of the plan may vary from Layne’s current estimates based on many factors. Layne may incur other material charges not currently anticipated due to events that could be beyond Layne’s control which may occur as a result of, or associated with, the plan and related activities and as such, actual results could differ from current estimates.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q1 FY 2015 of each segment follows the table.

	Three Months Ended April 30,
(in thousands)	2014	2013
Revenues
Water Resources	$43,126	$44,412
Inliner	33,483	30,280
Heavy Civil	49,418	73,840
Geoconstruction	32,595	21,587
Mineral Services	29,488	54,404
Energy Services	2,828	1,793
Other	3,943	4,933
Intersegment eliminations	(3,641)	(4,803)

Total revenues	$191,240	$226,446

Equity in losses of affiliates
Mineral Services	(66)	(481)

Total equity in losses of affiliates	$(66)	$(481)

(Loss) income from continuing operations before income taxes
Water Resources	$1,825	$(26)
Inliner	4,843	2,339
Heavy Civil	(8,580)	(1,493)
Geoconstruction	1,637	(5,408)
Mineral Services	(3,799)	1,138
Energy Services	(726)	(566)
Other	115	158
Unallocated corporate expenses	(14,955)	(13,188)
Interest expense	(4,890)	(1,298)

Total loss from continuing operations before income taxes	$(24,530)	$(18,344)

Division Data

Water Resources Division	Three Months Ended April 30,
(in thousands)	2014	2013
Revenues	$43,126	$44,412
Income (loss) before income taxes	1,825	(26)

Despite a modest decline in Water Resources revenues, pre-tax income improved to $1.8 million from essentially breakeven in Q1 FY 2014. This improvement was the result of Water Resources’ strategic consolidation of certain offices within the division. Water Resources is actively monitoring and reducing its costs where appropriate and, through these efforts, reduced selling expenses by $1.7 million during Q1 FY 2015 from Q1 FY 2014.

The bidding environment at Water Resources has improved considerably from FY 2014, due to water sourcing demand increases in response to severe drought conditions in the western U.S., recovering demand for injection wells in Florida, and increasing repair and installation work.

Backlog at Water Resources reached $84.4 million as of April 30, 2014, compared to $59.8 million as of January 31, 2014.

Inliner Division	Three Months Ended April 30,
(in thousands)	2014	2013
Revenues	$33,483	$30,280
Income before income taxes	4,843	2,339

Higher revenues and improved pre-tax income were due to the increase in work orders under existing contracts. Also contributing to improved profits were lower compensation exp enses of $0.7 million.

The backlog at Inliner was $70.6 million as of April 30, 2014, compared to $61.1 million as of January 31, 2014.

Heavy Civil Division	Three Months Ended April 30,
(in thousands)	2014	2013
Revenues	$49,418	$73,840
Loss before income taxes	(8,580)	(1,493)

Heavy Civil reported lower revenues and a widened pre-tax loss in Q1 FY 2015.

The division has certain ongoing projects that have been affected by adverse weather conditions experienced in many parts of the U.S. During Q1 FY 2015, projects which were already experiencing cost overruns were delayed even further due to unanticipated heavy snowfall; beyond what was anticipated. Adverse weather conditions also led to higher expenses on projects; once the weather subsided, work was restarted out of sequence in order to meet time constraints implicit within the contracts of those projects, thereby reducing profitability.

Heavy Civil also has certain projects, many of them hard-bid contracts, which are in the final stages of completion. These projects are complex and difficult in nature, extending over multiple years. In FY 2013, Layne determined that these hard-bid contracts no longer fit within the strategic focus for this segment and has successfully moved away from bidding this type of work. These contracts incurred losses of $3.1 million during Q1 FY 2015. Layne believes certain of these contracts have amounts for which it will be seeking additional payments from the owner. These amounts have not been included in the results of this division.

The backlog at Heavy Civil was $266.5 million as of April 30, 2014 as compared to $257.6 million as of January 31, 2014.

Geoconstruction Division	Three Months
	Ended April 30,
(in thousands)	2014	2013
Revenues	$32,595	$21,587
Income (loss) before income taxes	1,637	(5,408)

Revenues increased and pre-tax profits rose at Geoconstruction, due primarily to the commencement of work on approximately $150 million of contracts signed during Q4 FY 2014 and Q1 FY 2015.

U.S. project revenue increased by $8.7 million during Q1 FY 2015 compared to Q1 FY 2014 as a result of projects related to the Transbay Tower, the San Francisco subway station, and the Hawaii sewer tunnel. There were some unexpected delays associated with the commencement of these projects, and additional delays outside of Geoconstruction’s control are possible. Projects in Uruguay increased revenues during Q1 FY 2015 by $4.0 million over last year’s first quarter. These revenue increases were partially offset by a decline in revenue of $1.7 million for the operations in Italy.

While Geoconstruction is expected to demonstrate significant operating improvement in FY 2015, Brazil remains a disappointing market for this division’s services. We are reviewing our investments in this country with local management.

Backlog at Geoconstruction was $133.8 million as of April 30, 2014 compared to $118.0 million at January 31, 2014.

Mineral Services Division	Three Months
	Ended April 30,
(in thousands)	2014	2013
Revenues	$29,488	$54,404
(Loss) income before income taxes	(3,799)	1,138
Losses from affiliates, included in above earnings	(66)	(481)

*	Not meaningful

On a macro-level, the significant decrease in Mineral Services revenues and pre-tax losses reflect the challenges created by continuing declines in exploration spending by the global mining industry in every geographic region. Mineral Services’ operations in Africa have been reduced and offices consolidated to meet the lower level of activity.

The global mining industry is cyclical, and is currently reacting to volatile commodity prices, as well as economic and political uncertainty. The industry overall is seeing reduced utilization rates and continued slow traction in new project starts, thereby placing further downward pricing pressures throughout the industry. Mineral Services and Layne’s affiliates, who operate in Latin America, are experiencing lower revenues and have monitored and reduced costs as a result. Management believes this trend will continue throughout FY2015 until such time as precious and base metals prices increase again.

Given that the assets within the segment are in good working order and geographically diversified, the division has the ability to deploy rapidly to new sites when requested. Mineral Services has also been able to retain many of its skilled employees.

The backlog in the Mineral Services division was $4.4 million as of April 30, 2014 as compared to $2.7 million at January 31, 2014.

Energy Services Division	Three Months
	Ended April 30,
(in thousands)	2014	2013
Revenue	$2,828	$1,793
Loss before income taxes	(726)	(566)

Revenues at Energy Services rose and the pre-tax loss as a percentage of revenues declined to 25.7% from 31.6% in Q1 FY 2014.

Energy Services has developed a more robust product offering with the completion of the water recycling business in late FY2014. The segment is seeing some traction in marketing its capabilities as an end-to-end provider of water solutions within the energy industry as it has been successful on the projects executed in FY2014. This success has translated into obtaining extendable contracts with certain customers. The segment is actively managing its costs to better reflect its needs during this initial phase of its business.

Energy Services has signed 14 master service agreements with E&P companies through Q1 FY 2015 and intends to sign an additional six such agreements this year.

Other	Three Months
	Ended April 30,
(in thousands)	2014	2013
Revenues	$3,943	$4,933
Income before income taxes	115	158

Other revenues and losses before income taxes are primarily from small specialty and purchasing operations. The majority of the revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $15.0 million in Q1 FY 2015 compared to $13.2 million for the same period last year. Higher expenses reflect increased consulting expenses of $1.4 million, an increase in rent of $0.2 million, and an increase in temporary services of $0.4 million, partially offset by a decrease in compensation expenses of $0.2 million.

Conference Call

Rene Robichaud, President & CEO, and James R. Easter, CFO, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information sector of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months Ended April 30, (unaudited)
(in thousands, except per share data)	2014	2013
Revenues	$191,240	$226,446
Cost of revenues (exclusive of depreciation and amortization, shown below)	(162,151)	(189,555)
Selling, general and administrative expenses (exclusive of depreciation and amortization, shown below)	(34,856)	(41,944)
Depreciation and amortization	(13,923)	(15,263)
Losses from affiliates	(66)	(481)
Interest expense	(4,890)	(1,298)
Other income, net	116	3,751

Loss from continuing operations before income taxes	(24,530)	(18,344)
Income tax expense	(2,221)	(5,783)

Net loss from continuing operations	(26,751)	(24,127)
Net income from discontinued operations	—	417

Net loss	(26,751)	(23,710)
Net income attributable to noncontrolling interests	(976)	(69)

Net loss attributable to Layne Christensen Company	$(27,727)	$(23,779)

(Loss) income per share information attributable to Layne Christensen Company shareholders:
Basic loss per share—continuing operations	$(1.41)	$(1.24)
Basic income per share—discontinued operations	—	0.02

Basic loss per share	$(1.41)	$(1.22)

Diluted loss per share—continuing operations	$(1.41)	$(1.24)
Diluted income per share—discontinued operations	—	0.02

Diluted loss per share	$(1.41)	$(1.22)

Weighted average shares outstanding—basic	19,624	19,543
Dilutive stock options and nonvested shares	—	—

Weighted average shares outstanding—dilutive	19,624	19,543

	As of
	April 30,	January 31,
	2014	2014
(in thousands)	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$21,222	$35,013
Working capital, including current maturities of long term debt	129,499	121,330
Total assets	680,164	646,618
Total long term debt, excluding current maturities	147,919	108,304
Total Layne Christensen Company equity	264,958	289,464
Common shares issued and outstanding	19,904	19,915